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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105182


                           PROSPECTUS SUPPLEMENT NO. 3
                  Island Pacific, Inc., a Delaware corporation
                     (formerly known as SVI Solutions, Inc.)
                                  Common Stock

         This prospectus supplement relates to the resale by the holders of Common Stock.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 17, 2003, prospectus supplement no. 1 dated November 10, 2003 and prospectus supplement no. 2 dated November 25, 2003.

         The information in the table appearing under the heading "Selling Stockholders" in the prospectus and prospectus supplement no. 1 is amended by:
(a) adding the information below with respect to persons not previously listed in the prospectus or prospectus supplement no. 1 (the "Additional Selling Stockholders"); and (b) amending the information with respect to Koyah Leverage Partners, L.P., Koyah Partners, L.P., and Raven Partners, L.P., each of whom were previously listed in the prospectus and prospectus supplement no. 1, to reflect additional sales by them. The Additional Selling Stockholders are partners in Koyah Leverage Partners, L.P. and/or Koyah Partners, L.P. (together the "Koyah Partnerships"). Except as disclosed below, the Additional Selling Stockholders received their shares through a pro-rata distribution by the Koyah Partnerships to their partners.

                                                      Number of Shares of      Number of Shares of IPI      Percentage of Common
                                                       IPI Common Stock       Common Stock to be Resold    Stock Outstanding After
Selling Stockholders                                  Beneficially Owned           in the Offering             the Offering
--------------------                                  ------------------           ---------------             ------------
Koyah Leverage Partners, L.P. (8)                         2,854,201                    2,700,962                  < 1%
Koyah Partners, L.P. (9)                                    641,881                      611,233                  < 1%
Raven Partners, L.P. (10)                                   274,464                      254,032                  < 1%
Koyah Ventures, LLC (32)                                  3,810,074                    3,605,755                  < 1%
ICM Asset Management, Inc. (33)                           3,803,924                    3,594,555                  < 1%
James M. Simmons (34)                                     3,881,901                    3,672,532                  < 1%
Dennis W. and Alice C. Garland (35)                          55,862                       55,862                    0%
DATTUM Joint Venture (36)                                    22,867                       22,867                    0%
Christmann Investments, Ltd. (37)                            58,224                       58,224                    0%
Carol J. Urquhart                                            20,528                       20,528                    0%
Thomas W. and Peggy V. Phillips                             114,944                      114,944                    0%
1987 Norman L. Kaufman Family Trust (38)                     14,013                       14,013                    0%
John P. Moloney, Jr.                                         20,694                       20,694                    0%
Dennis C. Fill                                               30,389                       30,389                    0%
Corliss Family Trust (39)                                    18,889                       18,889                    0%
Susan L. Topliff Trust for benefit of
   James F. Topliff (40)                                      9,993                        9,993                    0%
Douglas Brajcich, IRA (41)                                    9,812                        9,812                    0%
Linda K. Urquhart                                            42,863                       42,863                    0%
J.D. Fitterer                                                54,869                       54,869                    0%
Dennis Horan, IRA (42)                                       14,713                       14,713                    0%
Joel Jacobson, IRA (43)                                      28,021                       28,021                    0%
Forrest and Wendy Magers Revocable Trust (44)                62,057                       62,057                    0%
Gary R. King (45)                                            40,922                       40,922                    0%
Gary R. King, IRA (46)                                       18,715                       18,715                    0%
Brutocao Vineyards, Inc. (47)                                77,572                       77,572                    0%
Daniel P. and Dian M. Brutocao                               46,543                       46,543                    0%
Leonard and Martha Brutocao 1987
   Irrevocable Trust (48)                                    31,161                       31,161                    0%
Murray and Leslie Huppin                                     14,711                       14,711                    0%
C. Paul Sandifur, Jr. (49)                                  848,278                      848,278                    0%
Gloria T. Schick                                             45,020                       45,020                    0%


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(8) Includes 1,257,925 shares issuable upon exercise of warrants. Koyah
Ventures, LLC is the general partner of Koyah Leverage Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Leverage Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P. James M. Simmons is the managing member of Koyah Ventures, LLC and the President and Chief Investment Officer and the controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by Koyah Leverage Partners, L.P.

(9) Includes 309,784 shares issuable upon exercise of warrants. Koyah Ventures, LLC is the general partner of Koyah Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Partners, L.P. James M. Simmons is the managing member of Koyah Ventures, LLC and the President and Chief Investment Officer and the controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Koyah Partners, L.P. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by Koyah Partners, L.P.

(10) Includes 12,535 shares issuable upon exercise of warrants. Koyah Ventures, LLC and Raven Ventures, LLC are the general partners of Raven Partners, L.P. and as a result have shared voting and dispositive power over shares held by Raven Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by Raven Partners, L.P. James M. Simmons is the managing member of Koyah Ventures, LLC and Raven Ventures, LLC and the President and Chief Investment Officer and the controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Raven Partners, L.P. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by Raven Partners, L.P.

(32) In addition to 39,528 shares held by Koyah Ventures, LLC all of which are being registered for resale by it hereunder, includes 2,854,201 shares held by Koyah Leverage Partners, L.P. (including shares issuable upon exercise of warrants), 641,881 shares held by Koyah Partners, L.P. (including shares issuable upon exercise of warrants) and 274,464 shares held by Raven Partners, L.P. (including shares issuable upon exercise of warrants). Koyah Ventures, LLC is the general partner of Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by all three entities. Raven Ventures, LLC is an additional general partner of Raven Partners, L.P. and as a result has shared voting and dispositive power shares held by Raven Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by all three entities. James M. Simmons is the managing member of Koyah Ventures, LLC and Raven Ventures, LLC and the President and Chief Investment Officer and the controlling stockholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P., Koyah Partners, L.P., Raven Partners, L.P. and Koyah Ventures, LLC. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by these entities. Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P. are also listed as selling stockholders and the 2,854,201 shares held by Koyah Leverage Partners, L.P. (including shares issuable upon exercise of warrants) of which 2,700,962 shares are being registered for resale by it hereunder, the 641,881 shares held by Koyah Partners, L.P. (including shares issuable upon exercise of warrants) of which 611,223 shares are being registered for resale by it hereunder, and the 274,464 shares held by Raven Partners, L.P. (including shares issuable upon exercise of warrants) of which 254,032 shares are being registered for resale by it hereunder are also listed for these entities.


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(33) In addition to 28,328 shares held by ICM Asset Management, Inc., includes
2,854,201 shares held by Koyah Leverage Partners, L.P. (including shares issuable upon exercise of warrants), 641,881 shares held by Koyah Partners, L.P. (including shares issuable upon exercise of warrants) and 274,464 shares held by Raven Partners, L.P. (including shares issuable upon exercise of warrants). Koyah Ventures, LLC is the general partner of Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by all three entities. Raven Ventures, LLC is an additional general partner of Raven Partners, L.P. and as a result has shared voting and dispositive power shares held by Raven Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by all three entities. Also includes 5,050 shares held by other clients of ICM Asset Management, Inc., which were not acquired in the pro-rata distribution by the Koyah Partnerships to their partners and are not being registered for resale by these other clients hereunder. ICM Asset Management, Inc. has discretionary authority over these shares held by its other clients and as a result has shared voting and dispositive power over these shares. James M. Simmons is the managing member of Koyah Ventures, LLC and Raven Ventures, LLC and the President and Chief Investment Officer and the controlling stockholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P., Koyah Partners, L.P., Raven Partners, L.P., ICM Asset Management, Inc. and these other clients of ICM Asset Management, Inc. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by these entities and clients. Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P. are also listed as selling stockholders and the 2,854,201 shares held by Koyah Leverage Partners, L.P. (including shares issuable upon exercise of warrants) of which 2,700,962 shares are being registered for resale by it hereunder, the 641,881 shares held by Koyah Partners, L.P. (including shares issuable upon exercise of warrants) of which 611,223 shares are being registered for resale by it hereunder, and the 274,464 shares held by Raven Partners, L.P. (including shares issuable upon exercise of warrants) of which 254,032 shares are being registered for resale by it hereunder are also listed for these entities.

(34) In addition to 38,449 shares held by James M. Simmons all of which are being registered for resale by him hereunder, includes 2,854,201 shares held by Koyah Leverage Partners, L.P. (including shares issuable upon exercise of warrants), 641,881 shares held by Koyah Partners, L.P. (including shares issuable upon exercise of warrants) and 274,464 shares held by Raven Partners, L.P. (including shares issuable upon exercise of warrants). Koyah Ventures, LLC is the general partner of Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by all three entities. Raven Ventures, LLC is an additional general partner of Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by Raven Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Leverage Partners, L.P., Koyah Partners, L.P. and Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by all three entities. Also includes 28,328 shares held by ICM Asset Management, Inc. and 5,050 shares held by other clients of ICM Asset Management, Inc. ICM Asset Management, Inc. has discretionary authority over these shares held by other clients and as a result has shared voting and dispositive power over these shares. Also includes 39,528 shares held by Koyah Ventures, LLC. James M. Simmons is the managing member of Koyah Ventures, LLC and Raven Ventures, LLC and the President and Chief Investment Officer and the controlling stockholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P., Koyah Partners, L.P., Raven Partners, L.P., ICM Asset Management, Inc. and these other clients of ICM Asset Management, Inc., and Koyah Ventures, LLC. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by these entities and clients. Koyah Leverage Partners, L.P., Koyah Partners, L.P., Raven Partners, L.P., ICM Asset Management, Inc. and Koyah Ventures, LLC are also listed as selling stockholders and the 2,854,201 shares held by Koyah Leverage Partners, L.P. (including shares issuable upon exercise of warrants) of which 2,700,962 shares are being registered for resale by it hereunder, the 641,881 shares held by Koyah Partners, L.P. (including shares issuable upon exercise of warrants) of which 611,223 shares are being registered for resale by it hereunder, the 274,464 shares held by Raven Partners, L.P. (including shares issuable upon exercise of warrants) of which 254,032 shares are being registered for resale by it hereunder, the 28,328 shares held by ICM Asset Management, Inc. all of which are being registered for resale by it hereunder and the 5,050 shares held by other clients of ICM Asset Management, Inc. none of which are being registered for resale by them hereunder, and the 39,528 shares held by Koyah Ventures, LLC all of which are being registered for resale hereunder are also listed for these entities.

(35) In addition to 32,995 shares held by Dennis W. and Alice C. Garland all of which are being registered for resale by them hereunder, includes 22,867 shares held by DATTUM Joint Venture hereunder, a joint venture for which Dennis W. and Alice C. Garland serve as directors. DATTUM Joint Venture is also listed as a selling stockholder and the 22,867 shares held by DATTUM Joint Venture all of which are being registered for resale by it hereunder are also listed for DATTUM Joint Venture.

(36) Dennis W. and Alice C. Garland, as directors of the DATTUM Joint Venture, have shared voting and dispositive power over shares held by DATTUM Joint Venture.

(37) Christmann Corporation is the general partner of Christmann Investments, Ltd. Charles D. Christmann as President and Treasurer of Christmann Corporation, John J. Christmann, III, as Vice-President and Secretary of Christmann Corporation, and Elgin E. Connor, Jr., as Assistant Secretary and Treasurer of Christmann Corporation, have shared voting and dispositive power over the shares held by Christmann Investments, Ltd.

(38) Essie Kaufman, as trustee of the 1987 Norman L. Kaufman Family Trust, has voting and dispositive power over shares held by the 1987 Norman L. Kaufman Family Trust.

(39) Elizabeth A. Corliss, as trustee of the Corliss Family Trust, has voting and dispositive power over shares held by the Corliss Family Trust.

(40) Sarah Workland, as trustee for the Susan L. Topliff Trust for benefit of James F. Topliff, has voting and dispositive power over shares held by the Susan
L. Topliff Trust for benefit of James F. Topliff.

(41) Douglas J. Brajcich, as beneficiary, has voting and dispositive power over shares held by Douglas J. Brajcich, IRA.

(42) Dennis Horan, as beneficiary, has voting and dispositive power over shares held by Dennis Horan, IRA.

(43) Joel Jacobson, as beneficiary, has voting and dispositive power over shares held by Joel Jacobson, IRA.

(44) Forrest and Wendy Magers, as trustees of the Forrest and Wendy Magers Revocable Trust, have shared voting and dispositive power over shares held by the Forrest and Wendy Magers Revocable Trust.

(45) In addition to 22,207 shares held by Gary R. King all of which are being registered for resale by him hereunder, includes 18,715 shares held by Gary R. King, IRA, of which Gary R. King is beneficiary. Gary R. King, IRA is also listed as a selling stockholder and the 18,715 shares held by Gary R. King, IRA all of which are being registered for resale by it hereunder are also listed for Gary R. King, IRA.

(46) Gary R. King, as beneficiary, has voting and dispositive power over shares held by Gary R. King, IRA.

(47) David Brutocao, as Vice-President and Chief Financial Officer of Brutocao Vineyards, Inc., has voting and dispositive power over shares held by Brutocao Vineyards, Inc.

(48) Leonard and Martha Brutocao, as trustees of the Leonard and Martha Brutocao 1987 Irrevocable Trust, have shared voting and dispositive power over shares held by the Leonard and Martha Brutocao 1987 Irrevocable Trust.

(49) In addition to 58,914 shares held by Mr. Sandifur all of which are being registered for resale by him hereunder, includes 705,962 shares held by Western United Life Assurance Company ("WULA") and 83,402 shares held by Summit Securities, Inc. ("Summit"). Mr. Sandifur is the Vice President of WULA and the controlling shareholder of WULA's parent company and is an authorized person of Summit and the controlling shareholder of Summit's parent company and as a result has shared voting and dispositive power over shares held by these entities. Summit is under common ownership with WULA and is the parent company of Metropolitan Investment Securities, Inc., which is a registered broker-dealer. Like other Additional Selling Shareholders, Mr. Sandifur, WULA and Summit received their shares as part of the pro-rata distribution by the Koyah Partnerships to all of their partners. WULA and Summit are also listed as selling stockholders in prospectus supplement no. 1 and the 705,962 shares held by WULA all of which were registered for resale by it thereunder and the 83,402 shares held by Summit all of which were registered for resale by it thereunder are also listed in prospectus supplement no. 1 for these entities.

         The date of this prospectus supplement is December 12, 2003.